UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 6, 2014 and June 12, 2014, Apollo Commercial Real Estate Finance, Inc. (the “Company”) and two indirect wholly-owned subsidiaries of the Company (the “Funding Subsidiaries”) entered into amendment letters (the “JPMorgan Letters”) relating to the second amended and restated master repurchase agreement (the “JPMorgan Facility”) with JPMorgan Chase Bank, N.A. The JPMorgan Letters extended, as applicable, (i) until June 12, 2014, the temporary increase of the maximum permitted borrowing from $100.0 million to approximately $146.8 million previously described in the Company’s Current Report on Form 8-K that was filed by the Company on May 13, 2014, and (ii) until July 1, 2014, the waiver of compliance with the minimum liquidity covenant under the JPMorgan Facility that was previously granted on April 25, 2014 as described in the Company’s Form 10-Q for the quarter ended March 31, 2014 that was filed by the Company on April 30, 2014.

On June 12, 2014, the Company and the Funding Subsidiaries also entered into a third amendment and restatement of the JP Morgan Facility (the “Third Amendment and Restatement”) with JPMorgan Chase Bank, N.A. The Third Amendment and Restatement amended the JPMorgan Facility to facilitate the financing of mezzanine loans under the JPMorgan Facility and increased the maximum permitted borrowing to $175.0 million. In connection with the Third Amendment and Restatement, the guarantee provided by the Company for the obligations of the Funding Subsidiaries was also amended to require the Company to hold minimum liquidity equal to the greater of 5% of its total recourse indebtedness and $15.0 million. The Third Amendment and Restatement contains affirmative and negative covenants and provisions regarding events of default that are customary for similar repurchase facilities. The Third Amendment and Restatement expires in January 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 12, 2014

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

/s/ Stuart A. Rothstein
Stuart A. Rothstein
President and Chief Executive Officer